Exhibit 99.1

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this Annual Report on Form 10-K.

All percentage amounts and ratios were calculated using the underlying data in thousands. Operating results for fiscal years 2010, 2009 and 2008 are not necessarily indicative of the results that may be expected for any future period. We describe the effects on our results that are attributed to the change in foreign currency exchange rates by measuring the incremental difference between translating the current and prior period results at the monthly average rates for the same period from the prior year.

Overview of the Business

We are the leading global provider of software and services to the automobile insurance claims processing industry. We also provide products and services that complement our insurance claims processing software and services, including used vehicle validation and fraud detection software and services. Our automobile insurance claims processing customers include insurance companies, collision repair facilities, independent assessors and automotive recyclers. We help our customers:

•	estimate the costs to repair damaged vehicles and determine pre-collision fair market values for damaged vehicles for which the repair costs exceed the vehicles’ value;

•	automate and outsource steps of the claims process that insurance companies have historically performed internally; and

•	improve their ability to monitor and manage their businesses through data reporting and analysis.

As of June 30, 2010, we served over 75,000 customers and were active in more than 50 countries with approximately 2,200 employees. Our customers include more than 1,500 automobile insurance companies, 38,000 collision repair facilities, 7,500 independent assessors and 27,000 automotive recyclers and auto dealers. We derive revenues from many of the world’s largest automobile insurance companies, including eight of the ten largest automobile insurance companies in Europe and nine of the ten largest automobile insurance companies in North America.

Segments

We have aggregated our business using two reportable segments: EMEA and Americas. In the first quarter of fiscal year 2011, we announced the creation of the Highly Established Market Initiatives Region (“HEMI Region”), which aligns our operations in the United States, Canada and the Netherlands. As a result of the creation of the HEMI Region, we transferred our Netherlands operating segment from our EMEA reportable segment to our Americas reportable segment. Accordingly, our EMEA segment consists of our operations in Europe (excluding the Netherlands), the Middle East, Africa, Asia and Australia. Our Americas segment consists of our operations in North, Central and South America as well as the Netherlands. The segment information presented herein reflects the inclusion of our Netherlands operating segment in our Americas reportable segment for all periods.

We evaluate the performance of our reportable segments based on revenues and adjusted EBITDA, a non-GAAP financial measure that represents GAAP net income excluding interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, restructuring charges, asset impairments and other costs associated with exit or disposal activities, other (income) expense, and acquisition-related costs. We do not allocate certain costs, including costs related to our financing activities, business development and oversight, and tax, audit and other professional fees, to our reportable segments. Instead, we manage these costs at the Corporate level. The accounting policies for each of our segments are the same.

The table below sets forth our revenues by reportable segment and as a percentage of our total revenues for the periods indicated (dollars in millions):

	Fiscal Years Ended June 30,
	2010		2009		2008
EMEA	$359.6	57.0%	$290.5	52.1%	$271.7	50.3%
Americas	271.7	43.0	267.2	47.9	268.2	49.7

Total	$631.3	100.0%	$557.7	100.0%	$539.9	100.0%

Set forth below is our revenues from each of our principal customer categories and as a percentage of revenues for the periods indicated (dollars in millions):

	Fiscal Years Ended June 30,
	2010		2009		2008
Insurance companies	$248.6	39.4%	$231.9	41.6%	$220.0	40.8%
Collision repair facilities	224.6	35.6	203.6	36.5	204.2	37.8
Independent assessors	64.0	10.1	54.2	9.7	57.3	10.6
Automotive recyclers and others	94.1	14.9	68.0	12.2	58.4	10.8

Total	$631.3	100.0%	$557.7	100.0%	$539.9	100.0%

For fiscal year 2010, the United States, the United Kingdom and Germany were the only countries that individually represented more than 10% of total revenues.

Components of Revenues and Expenses

Revenues

We generate revenues from the sale of software and services to our customers pursuant to negotiated contracts or pricing agreements. Pricing for our software and services is set forth in these agreements and negotiated with each customer. We generally bill our customers monthly under one or more of the following bases:

•	price per transaction

•	fixed monthly amount for a prescribed number of transactions

•	fixed monthly subscription rate

•	price per set of services rendered

•	price per system delivered

Our software and services are often sold as packages, without individual pricing for each component. Our revenues are reflected net of customer sales allowances, which we estimate based on both our examination of a subset of customer accounts and historical experience.

Our core offering is our estimating and workflow software, which is used by our insurance company, collision repair facility and independent assessor customers and which represents the majority of our revenues. Our salvage and recycling software, business intelligence and consulting services, vehicle data validation, salvage disposition and other offerings represent in the aggregate a smaller portion of our revenues. We believe that our estimating and workflow software will continue to represent a majority of our revenue for the foreseeable future.

Cost of revenues (excluding depreciation and amortization)

Our costs and expenses applicable to revenues represent the total of operating expenses and systems development and programming costs, which are discussed below.

Operating expenses

Our operating expenses include: compensation and benefit costs for our operations, database development and customer service personnel; other costs related to operations, database development and customer support functions; third-party data and royalty costs; and costs related to computer software and hardware used in the delivery of our software and services.

Systems development and programming costs

Systems development and programming costs include compensation and benefit costs for our product development and product management personnel; other costs related to our product development and product management functions; and costs related to external software consultants involved in systems development and programming activities.

Selling, general and administrative expenses

Our selling, general and administrative expenses include: compensation and benefit costs for our sales, marketing, administration and corporate personnel; costs related to our facilities; and professional and legal fees.

Depreciation and amortization

Depreciation includes depreciation attributable to buildings, leasehold improvements, data processing and computer equipment, furniture and fixtures. Amortization includes amortization attributable to software purchases and software developed or obtained for internal use and our acquired intangible assets, the majority of which resulted from our acquisitions, particularly the CSG Acquisition.

Restructuring charges, asset impairments and other costs associated with exit or disposal activities

Restructuring charges, asset impairments and other costs associated with exit or disposal activities primarily represent costs incurred in relation to our restructuring initiatives. Restructuring charges primarily include employee termination benefits charges and charges related to the lease and vendor contract liabilities that we do not expect to provide future economic benefits due to the implementation of our restructuring initiatives.

Acquisition-related costs

Acquisition-related costs include legal and other professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase consideration that is deemed to be compensatory in nature and gains and losses resulting from the settlement of a pre-existing contractual relationship with an acquiree as a result of the acquisition.

As a result of our adoption of Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised), Business Combinations (“SFAS No. 141(R)”), which was primarily codified into ASC Topic No. 805-10, Business Combinations, in fiscal year 2010, acquisition-related costs incurred during fiscal year 2010 included legal and professional fees and other transaction costs associated with completed acquisitions, whereas in periods prior to our adoption of SFAS No. 141(R) /ASC Topic No. 805-10, we included legal and professional fees and other transaction costs associated with completed acquisitions in the determination of the purchase price and accordingly did not charge these fees and costs against earnings.

Interest expense

Interest expense consists primarily of payments of interest on our credit facilities and amortization of related debt issuance costs.

Other (income) expense, net

Other (income) expense, net consists of foreign exchange gains and losses on notes receivable and notes payable to affiliates, interest income and other miscellaneous income and expense.

Income tax provision

Income taxes have been provided for all items included in the statements of operations included herein, regardless of when such items were reported for tax purposes or when the taxes were actually paid or refunded.

Net income attributable to noncontrolling interests

Several of our customers and other entities own noncontrolling interests in six of our operating subsidiaries. Net income attributable to noncontrolling interests reflect such owners’ proportionate interest in the earnings of such operating subsidiaries.

Factors Affecting Our Operating Results

Below is a summary description of several external factors that have or may have an effect on our operating results.

Foreign currency. During fiscal years 2010, 2009 and 2008, we generated approximately 78%, 74% and 73% of our revenues, respectively, and incurred a majority of our costs, in currencies other than the U.S. dollar, primarily the Euro. In our historical financial statements, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period for our statement of operations and certain components of stockholders’ equity and the exchange rate at the end of that period for the balance sheet. These translations resulted in a net foreign currency translation adjustment of $(64.5) million and $(38.0) million for fiscal years 2010 and 2009, respectively. These amounts are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity.

Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2009:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2008	$1.51	$1.90
Quarter ended December 31, 2008	1.32	1.58
Quarter ended March 31, 2009	1.31	1.44
Quarter ended June 30, 2009	1.36	1.55
Quarter ended September 30, 2009	1.43	1.64
Quarter ended December 31, 2009	1.48	1.63
Quarter ended March 31, 2010	1.39	1.56
Quarter ended June 30, 2010	1.28	1.49

During fiscal year 2010 as compared to fiscal year 2009, the U.S. dollar weakened against many of the major foreign currencies we use to transact our business. Relative to the Euro, the average U.S. dollar weakened by 1.4%, which increased our expenses and increased our revenues for the 2010 fiscal year relating to the Euro markets in which we transact business. In contrast, the average U.S. dollar strengthened against the Pound Sterling by 2.0%, which decreased our expenses and decreased our revenues for fiscal year 2010 relating to the United Kingdom. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in a $24.5 million decrease or increase, as the case may be, to our revenues during fiscal year 2010.

We currently do not hedge our exposure to foreign currency risks. During the fiscal years ended June 30, 2010, 2009, and 2008, we recognized net foreign currency transaction gains (losses) in our consolidated statements of operations of $(5.8) million, $1.2 million, and $4.8 million, respectively.

Factors that affect business volume. The following external factors have or may have an effect on the number of claims that are submitted and/or our volume of transactions, any of which can affect our revenues:

•

Automobile usage—number of miles driven. In fiscal year 2009, the number of miles driven in the United States and several of our large western European markets declined due to higher gasoline prices and difficult economic conditions. In fiscal year 2010, the number of miles driven in the United States increased slightly versus fiscal year 2009. Fewer miles driven can result in fewer automobile accidents, which can reduce the transaction-based fees that we generate.

•

Number of insurance claims made. In fiscal year 2009, the number of insurance claims for vehicle damage submitted by owners to their insurance carriers has declined slightly in several of our markets, including some of our large western European markets. We do not know whether the decline in the number of claims made is a result of fewer accidents, other factors, such as vehicle owners’ reluctance to pay the insurance policy deductible for vehicle repair, or a combination of factors. The number of insurance claims made in fiscal year 2010 increased slightly versus fiscal year 2009. Fewer claims made can reduce the transaction-based fees that we generate.

•

Sales of new and used vehicles. According to industry sources: global vehicle sales declined by approximately 8.7% in calendar year 2009 to 63.9 million units; and global vehicle sales are expected to increase in calendar year 2010 by approximately 5.6% to 67.5 million units. Fewer new light vehicle sales can result in fewer insured vehicles on the road and fewer automobile accidents, which can reduce the transaction-based fees that we generate.

•

Used vehicle retail and wholesale values. Declines in retail and wholesale used vehicle values can impact vehicle owner and insurance carrier decisions about which damaged vehicles should be repaired and which should be declared a total loss. The lower the retail and wholesale used vehicle values, the more likely it is that a greater percentage of automobiles are declared a total loss versus a partial loss. The fewer number of vehicles that owners and insurance carriers decide to repair can reduce the transaction-based fees that we generate for partial-loss estimates, but may have a beneficial impact on the transaction-based fees that we generate for total-loss estimates.

•

Damaged vehicle repair costs. The cost to repair damaged vehicles, also known as severity, includes labor, parts and other related costs. Severity has steadily risen for a number of years. According to the Insurance Resource Council, the average severity per damaged vehicle in the United States rose by 18% from 2002 to 2006. More recently, the U.S. Bureau of Labor Statistics reported that the cost of motor vehicle body work for the twelve months ended April 2010 rose by 2.0% compared to the same prior year period . Insurance companies purchase our products and services to help standardize the cost of repair. Should the cost of labor, parts and other related items continue to increase over time, insurance companies may seek to purchase and utilize an increasing number of our products and services to help improve the standardization of the cost of repair.

•

Penetration Rate of Vehicle Insurance. An increasing rate of procuring vehicle insurance will result in an increase in the number of insurance claims made for damaged vehicles. An increasing number of insurance claims submitted can increase the transaction-based fees that we generate for partial-loss and total-loss estimates. The rate of vehicle insurance is increasing in many of our less mature international markets. This is due in part to both increased regulation and increased use of financing in the purchase of new and used vehicles. We expect that the rate of vehicle insurance in our less mature international markets will continue to increase during the next eighteen months.

•

Seasonality. Our business is subject to seasonal and other fluctuations. In particular, we have historically experienced higher revenues during the second quarter and third quarter versus the first quarter and fourth quarter during each fiscal year. This seasonality is caused primarily by more days of inclement weather during the second quarter and third quarter in most of our markets, which contributes to a greater number of vehicle accidents and damage during these periods. In addition, our business is subject to fluctuations caused by other factors, including the occurrence of extraordinary weather events and the timing of certain public holidays. For example, the Easter holiday occurs during the third quarter in certain fiscal years and occurs during the fourth quarter in other fiscal years, resulting in a change in the number of business days during the quarter in which the holiday occurs.

Non-cash charges. We incurred pre-tax, non-cash share-based compensation charges of $9.6 million, $6.7 million and $4.8 million, respectively, during fiscal years 2010, 2009 and 2008. We expect to recognize additional pre-tax, non-cash share-based compensation charges related to share-based awards outstanding at June 30, 2010 aggregating approximately $19.5 million ratably over the remaining weighted-average vesting period of 2.6 years.

Restructuring charges. We have incurred restructuring charges in each period presented and also expect to incur additional restructuring charges, primarily relating to severance costs, over the next several quarters as we work to improve efficiencies in our business. These charges, consisting primarily of termination benefits, will reduce our cash balances. We do not expect reduced revenues or an increase in other expenses as a result of continued implementation of our restructuring initiatives.

Other factors. Other factors that have or may have an effect on our operating results include:

•	gain and loss of customers;

•	pricing pressures;

•	acquisitions, joint ventures or similar transactions;

•	expenses to develop new software or services;

•	expenses and restrictions related to indebtedness.

We do not believe inflation has had a material effect on our financial condition or results of operations in recent years.

Results of Operations

Our results of operations include the results of operations of acquired companies from the date of the respective acquisitions.

The table below sets forth our results of operations data expressed as a percentage of revenues for the periods indicated:

	Fiscal Years Ended June 30,
	2010	2009	2008
Revenues	100.0%	100.0%	100.0%
Cost of revenues:
Operating expenses	20.7	23.0	24.4
Systems development and programming costs	10.8	10.7	12.3

Total cost of revenues (excluding depreciation and amortization)	31.5	33.7	36.8
Selling, general & administrative expenses	27.0	28.6	28.4
Depreciation and amortization	14.1	15.4	17.6
Restructuring charges, asset impairments and other costs associated with exit or disposal activities	0.9	0.7	2.5
Acquisition-related costs	0.6	0.8	0.2
Interest expense	5.2	6.9	8.5
Other (income) expense, net	0.6	(2.8)	(1.8)

	80.0	83.4	92.2

Income before provision for income taxes	20.0	16.6	7.8
Income tax provision	5.1	4.7	6.5

Net income	14.9	11.9	1.3
Less: Net income attributable to noncontrolling interests	1.5	1.5	1.3

Net income (loss) attributable to Solera Holdings, Inc.	13.4%	10.5%	(0.0)%

The table below sets forth statement of operations data, including the amount and percentage changes for the periods indicated:

	Fiscal Years Ended June 30,			Fiscal Year 2010 to Fiscal Year 2009 Change		Fiscal Year 2009 to Fiscal Year 2008 Change
	2010	2009 (1)	2008 (1)	$	%	$	%
	(dollars in thousands)
Revenues	$631,348	$557,691	$539,853	$73,657	13.2%	$17,839	3.3%
Cost of revenues:
Operating expenses	130,852	128,101	131,751	2,751	2.1	(3,650)	(2.8)
Systems development and programming costs	67,926	59,941	66,666	7,985	13.3	(6,725)	(10.1)

Total cost of revenues (excluding depreciation and amortization)	198,778	188,042	198,417	10,736	5.7	(10,375)	(5.2)
Selling, general and administrative expenses	170,562	159,414	153,384	11,148	7.0	6,030	3.9
Depreciation and amortization	88,978	86,146	95,266	2,832	3.3	(9,120)	(9.6)
Restructuring charges, asset impairments and other costs associated with exit or disposal activities	5,910	3,952	13,286	1,958	49.5	(9,334)	(70.3)
Acquisition-related costs	4,032	4,427	1,112	(395)	(8.9)	3,315	298.1
Interest expense	32,782	38,565	45,730	(5,783)	(15.0)	(7,165)	(15.7)
Other (income) expense, net	3,964	(15,656)	(9,518)	19,620	(125.3)	(6,138)	64.5

	505,006	464,890	497,677	40,116	8.6	(32,787)	(6.6)
Income before provision for income taxes	126,342	92,801	42,176	33,541	36.1	50,625	120.0

	Fiscal Years Ended June 30,			Fiscal Year 2010 to Fiscal Year 2009 Change		Fiscal Year 2009 to Fiscal Year 2008 Change
	2010	2009 (1)	2008 (1)	$	%	$	%
	(dollars in thousands)
Income tax provision	32,171	26,168	35,106	6,003	22.9	(8,938)	(25.5)

Net income	94,171	66,633	7,070	27,538	41.3	59,563	842.5
Less: Net income attributable to noncontrolling interests	9,739	8,326	7,243	1,413	17.0	1,083	15.0

Net income attributable to Solera Holdings, Inc.	$84,432	$58,307	$(173)	$26,125	44.8%	$58,480	(33,803.5)%

(1)	The financial information for the fiscal years ended June 30, 2009 and 2008 reflects the correction of an immaterial error which is discussed further in Note 13 to the consolidated financial statements included in Item 15(a)(1) in this Annual Report on Form 10-K.

Amounts and percentages in the above table and throughout our discussion and analysis of financial conditions and results of operations may reflect rounding adjustments.

Revenues

Fiscal Year 2010 vs. Fiscal Year 2009. In fiscal year 2010, revenues increased $73.6 million, or 13.2%, and includes an increase in revenues from HPI, acquired in December 2008, of $23.5 million. After adjusting for changes in foreign currency exchange rates and excluding revenues from HPI, revenues increased $39.9 million, or 7.4%, during fiscal year 2010 primarily relating to revenue contributions from AUTOonline of $21.6 million, as well as growth in transaction, flat fee and subscription revenues in several countries from sales to new customers and increased revenues from and sales of new software and services to existing customers.

Our EMEA revenues increased $69.1 million, or 23.8%, to $359.6 million, including an increase in revenues from HPI of $23.5 million. After adjusting for changes in foreign currency exchange rates and excluding revenues from HPI, EMEA revenues increased $42.0 million, or 15.6%, during fiscal year 2010 primarily relating to revenue contributions from AUTOonline, in which we acquired an 85% interest on October 1, 2009, of $21.6 million, as well as growth in transaction, flat fee and subscription revenues in several countries from sales to new customers and increased revenues from the sales of new software and services to existing customers.

Our Americas revenues increased $4.5 million, or 1.7%, to $271.7 million. After adjusting for changes in foreign currency exchange rates, Americas revenues decreased $2.1 million, or 0.8%, during fiscal year 2010 resulting from the loss of a major U.S. insurance company customer having completed its transition to another provider in the fourth quarter of fiscal year 2009, partially offset by growth in transaction and subscription revenues from sales to new customers and increased revenues from and sales of new software and services to existing customers.

Fiscal Year 2009 vs. Fiscal Year 2008. In fiscal year 2009, revenues increased $17.8 million, or 3.3%, and includes the revenues from HPI, acquired in December 2008, of $21.1 million. After adjusting for changes in foreign currency exchange rates and excluding revenues from HPI, revenues increased $41.6 million, or 7.7%, during fiscal year 2009 resulting from growth in transaction and subscription revenues in several countries from sales to new customers and increased transaction volume from and sales of new software and services to existing customers.

Our EMEA revenues increased $18.8 million, or 6.9%, to $290.5 million and include the revenues from HPI of $21.1 million. After adjusting for changes in foreign currency exchange rates and excluding revenues from HPI, EMEA revenues increased $29.1 million, or 10.7%, during fiscal year 2009 resulting from growth in transaction and subscription revenues in several countries from sales to new customers and increased transaction volume from and sales of new software and services to existing customers.

Our Americas revenues decreased $1.0 million, or 0.4%, to $267.2 million. After adjusting for changes in foreign currency exchange rates, Americas revenues increased $12.5 million, or 4.7%, during fiscal year 2009 resulting from growth in transaction and subscription revenues in several countries from sales to new customers and increased transaction volume from and sales of new software and services to existing customers. During the fourth quarter of fiscal year 2009, a major U.S. insurance company customer that accounted for approximately 1.2% of our revenues for fiscal year 2009 completed its transition to another provider.

Revenue growth (decline) for each of our customer categories was as follows (dollars in millions):

	Fiscal Year 2010 vs Fiscal Year 2009		Fiscal Year 2009 vs Fiscal Year 2008
Customer category	Revenue Growth	Percentage Change	Revenue Growth	Percentage Change
Insurance companies	$16.6	7.2%	$11.9	5.4%
Collision repair facilities	21.0	10.3	(0.6)	(0.3)
Independent assessors	9.9	18.2	(3.1)	(5.5)
Automotive recyclers and other	26.1	38.3	9.6	16.6

Total	$73.6	13.2%	$17.8	3.3%

Revenue growth (decline) for each of our customer categories after adjusting for changes in foreign currency exchange rates was as follows (dollars in millions):

	Fiscal Year 2010 vs Fiscal Year 2009		Fiscal Year 2009 vs Fiscal Year 2008
Customer category	Revenue Growth	Percentage Change	Revenue Growth	Percentage Change
Insurance companies	$11.7	5.1%	$30.1	13.7%
Collision repair facilities	18.3	9.0	20.9	10.2
Independent assessors	8.9	16.4	1.3	2.3
Automotive recyclers and other	25.5	37.4	17.2	29.5

Total	$64.4	11.6%	$69.5	12.9%

Operating expenses

Fiscal Year 2010 vs. Fiscal Year 2009. In fiscal year 2010, operating expenses increased $2.8 million, or 2.1%, and includes an increase in operating expenses from HPI of $5.1 million. After adjusting for changes in foreign currency exchange rates and excluding the operating expenses of HPI, operating expenses decreased $4.4 million, or 3.6%, during fiscal year 2010 due primarily to reductions in personnel expenses in our Americas segment, offset by an increase in operating expenses in our EMEA segment, primarily resulting from operating expense contributions from AUTOonline.

Our EMEA operating expenses increased $9.8 million, or 15.5%, including an increase in operating expenses from HPI of $5.1 million. After adjusting for changes in foreign currency exchange rates and excluding the operating expenses of HPI, EMEA operating expenses increased $3.4 million, or 5.8%, during fiscal year 2010 reflecting operating expense contributions from AUTOonline of $2.6 million, and an increase in third-party license fees associated with the increase in revenues over the same period.

Our Americas operating expenses decreased $7.0 million, or 10.8%. After adjusting for changes in foreign currency exchange rates, Americas operating expenses decreased $7.8 million, or 11.9%, during fiscal year 2010 due principally to a $5.4 million decrease in personnel expenses and a $2.2 million decrease in equipment related expenses as a result of headcount reductions and other cost savings initiatives implemented pursuant to a restructuring plan that we implemented in our Americas reporting segment in April 2009 (“the Americas 2009 Restructuring Plan”).

Fiscal Year 2009 vs. Fiscal Year 2008. In fiscal year 2009, operating expenses decreased $3.7 million, or 2.8%, and includes the operating expenses from HPI of $5.0 million. After adjusting for changes in foreign currency exchange rates and excluding the operating expenses of HPI, operating expenses decreased $1.3 million, or 1.0%, during fiscal year 2009 due primarily to reductions in operating expenses in our Americas segment, offset by increased operating expenses in our EMEA segment.

Our EMEA operating expenses increased $5.3 million, or 9.2%, and include the operating expenses from HPI of $5.0 million. After adjusting for changes in foreign currency exchange rates and excluding the operating expenses of HPI, EMEA operating expenses increased $5.5 million, or 9.5%, during fiscal year 2009 reflecting a $3.3 million increase in third-party license fees associated with the increase in revenues over the same period, a $1.4 million increase in consulting fees, and a $0.8 million increase in equipment related expenses.

Our Americas operating expenses decreased $9.0 million, or 12.1%. After adjusting for changes in foreign currency exchange rates, Americas operating expenses decreased $6.8 million, or 9.2%, during fiscal year 2009 due principally to a $2.8 million decrease in personnel costs, a $1.8 million decrease in equipment expense primarily due to cost savings initiatives which reduced external maintenance and support costs, a $1.2 million decrease in professional fees and outside services costs, and a $1.0 million decrease in distribution costs pursuant to a restructuring plan that we implemented in our Americas reporting segment (“the Americas 2008 Restructuring Plan”).

Systems development and programming costs

Fiscal Year 2010 vs. Fiscal Year 2009. During fiscal year 2010, systems development and programming costs (“SD&P”) increased $8.0 million, or 13.3%, including an increase in SD&P from HPI of $1.1 million. After adjusting for changes in foreign currency exchange rates and excluding the SD&P of HPI, SD&P increased $5.6 million, or 9.6%, during fiscal year 2010 due primarily to increases in consulting and other professional fees in our Americas segment and personnel expenses in our EMEA segment.

Our EMEA SD&P increased $5.4 million, or 16.5%, including an increase in SD&P from HPI of $1.1 million. After adjusting for changes in foreign currency exchange rates and excluding the operating expenses of HPI, EMEA SD&P increased $3.3 million, or 10.5%, during fiscal year 2010 principally due to SD&P contributions from AUTOonline of $1.7 million and a $2.4 million increase in personnel expenses, offset by a $0.8 million decrease in other expenses primarily related to lower external development costs as a result of development work completed in prior periods.

Our Americas SD&P increased $2.6 million, or 9.5%. After adjusting for changes in foreign currency exchange rates, Americas SD&P increased $2.3 million, or 8.5%, during fiscal year 2010 resulting from an increase in consulting and other professional fees associated with the development of software updates and new software releases.

Fiscal Year 2009 vs. Fiscal Year 2008. During fiscal year 2009, SD&P decreased $6.7 million, or 10.1%, and includes the SD&P from HPI of $1.1 million. After adjusting for changes in foreign currency exchange rates and excluding the SD&P of HPI, SD&P decreased $5.0 million, or 7.5%, during fiscal year 2009 due to reductions in SD&P expenses in both our Americas and EMEA segments.

Our EMEA SD&P decreased $0.9 million, or 2.7%, and includes the SD&P of HPI of $1.1 million. After adjusting for changes in foreign currency exchange rates and excluding the SD&P from HPI, EMEA SD&P increased $0.1 million, or 0.4%, during fiscal year 2009 resulting from a slight increase in personnel and consulting costs associated with the development of software updates and new software releases during fiscal year 2008 and early fiscal year 2009.

Our Americas SD&P decreased $5.8 million, or 17.6%. After adjusting for changes in foreign currency exchange rates, Americas SD&P decreased $5.1 million, or 15.5%, during fiscal year 2009 resulting from a decrease in personnel and consulting costs associated with the completion of development of software updates and new software releases during fiscal year 2008 and early fiscal year 2009.

Our SD&P costs fluctuate based upon the levels of activity related to and timing of product releases. We expect our SD&P costs to remain relatively stable in future years.

Selling, general and administrative expenses

Fiscal Year 2010 vs. Fiscal Year 2009. During fiscal year 2010, selling, general and administrative expenses (“SG&A”) increased $11.1 million, or 7.0%, including an increase in SG&A from HPI of $4.0 million. After adjusting for changes in foreign currency exchange rates and excluding SG&A of HPI, SG&A increased $5.0 million, or 3.2%, primarily due to expenses from AUTOonline of $8.2 million, a $2.9 million increase in stock-based compensation expense and a $1.1 million increase in personnel expenses, offset by a $4.7 million decrease in professional fees resulting from cost savings measures implemented pursuant to the Americas 2009 Restructuring Plan and the transition of certain functions in-house, a $1.2 million decrease in non-income based taxes in foreign jurisdictions, a $1.0 million decrease in facilities-related costs resulting from the closure of our San Ramon, California facility pursuant to the Americas 2009 Restructuring Plan and a $0.3 million decrease in other administrative expenses.

Fiscal Year 2009 vs. Fiscal Year 2008. During fiscal year 2009, SG&A increased $6.0 million, or 3.9%, including SG&A from HPI of $4.7 million. After adjusting for changes in foreign currency exchange rates and excluding the SG&A of HPI, SG&A increased $9.3 million, or 6.1%, primarily due to a $7.4 million increase in personnel and facilities costs, which primarily relates to our EMEA segment, and includes a $1.9 million increase in stock-based compensation expense, a $1.4 million increase in non-income based taxes in foreign jurisdictions, and a $0.5 million increase in travel.

Notwithstanding the impact of fluctuations in the value of the U.S. dollar versus certain foreign currencies in which we transact business, we expect SG&A to continue to increase in the future in absolute dollars as we continue to expand our business into new markets: incur costs related to acquisitions; and continue to incur costs associated with being a public company.

Depreciation and amortization

Fiscal Year 2010 vs. Fiscal Year 2009 and Fiscal Year 2009 vs. Fiscal Year 2008. During fiscal year 2010, depreciation and amortization increased by $2.8 million, or 3.3%, including an increase in the depreciation and amortization from HPI of $5.3 million. After adjusting for changes in foreign currency exchange rates and excluding the depreciation and amortization of HPI, depreciation and amortization decreased $4.4 million during fiscal year 2010 primarily due to lower amortization expense related to the intangible assets acquired in the CSG Acquisition since these intangible assets are being amortized on an accelerated basis, partially offset by the depreciation and amortization from assets acquired in the acquisition of AUTOonline of $1.6 million.

During fiscal year 2009, depreciation and amortization decreased by $9.1 million, or 9.6%, including an increase in the depreciation and amortization from HPI of $6.1 million. After adjusting for changes in foreign currency exchange rates and excluding the depreciation and amortization of HPI, depreciation and amortization decreased $12.4 million during fiscal year 2009 due to lower intangibles amortization expense resulting from the CSG Acquisition.

We generally amortize intangible assets on an accelerated basis to reflect the pattern in which the economic benefits of the intangible assets are realized. Although we expect to experience significant depreciation and amortization in the future as we amortize intangible assets acquired in the CSG Acquisition and in our subsequently completed acquisitions, we anticipate that the amount of total depreciation and amortization expense will continue to decline over the next several years, subject to the effect of any future acquisitions and notwithstanding the impact of fluctuations in the value of the U.S. dollar versus certain foreign currencies in which we transact business.

Restructuring charges, asset impairments and other costs associated with exit or disposal activities

Fiscal Year 2010 vs. Fiscal Year 2009 and Fiscal Year 2009 vs. Fiscal Year 2008. During fiscal years 2010, 2009 and 2008 we incurred restructuring charges, asset impairments and other costs associated with exit or disposal activities of $5.9 million, $4.0 million and $13.3 million, respectively. The restructuring charges, asset impairments and other costs associated with exit or disposal activities incurred in fiscal year 2010 primarily relate to our Americas 2009 Restructuring Plan, under which we incurred employee termination benefits, charges resulting from vacating our office facility in San Ramon, California, and certain other charges directly related to the implementation of the restructuring initiative, offset by the reversal of previously accrued restructuring charges in our EMEA segment as a result of completing the planned restructuring actions. In fiscal year 2009 and 2008, restructuring charges relate almost entirely to employee termination benefits incurred under previously implemented restructuring plans.

We expect to incur additional restructuring charges in future years as we continue to undertake additional efforts to improve efficiencies in our business.

Acquisition-related costs

Fiscal Year 2010 vs. Fiscal Year 2009 and Fiscal Year 2008. During fiscal years 2010, 2009 and 2008 we incurred acquisition-related costs of $4.0 million, $4.4 million and $1.1 million, respectively. Acquisition-related costs incurred in fiscal year 2010 primarily consist of legal and professional fees incurred in connection with business combinations completed in fiscal year 2010, including our acquisition of AUTOonline, and costs incurred to eliminate workforce redundancies identified as we integrate acquired businesses. Acquisition-related costs incurred in fiscal year 2009 primarily consist of legal and professional fees incurred in connection with a failed business combination, and costs incurred to eliminate workforce redundancies identified as we integrate acquired businesses. Acquisition-related costs incurred in fiscal year 2008 primarily consist of costs incurred to eliminate workforce redundancies identified in connection with integration efforts following the CSG Acquisition.

As a result of our adoption of SFAS No. 141(R)/ASC Topic No. 805-10 in fiscal year 2010, acquisition-related costs incurred in fiscal year 2010 include legal and professional fees and other transaction costs associated with completed acquisitions, whereas in periods prior to our adoption of SFAS No. 141(R) /ASC Topic No. 805-10, we included legal and professional fees and other transaction costs associated with completed acquisitions in the determination of the purchase price and accordingly did not charge these fees and costs against earnings.

We expect to incur additional acquisition-related costs in future years as we continue to pursue potential business combinations and asset acquisitions as part of our plan to grow our business.

Interest expense

Fiscal Year 2010 vs. Fiscal Year 2009 and Fiscal Year 2009 vs. Fiscal Year 2008. During fiscal year 2010, interest expense decreased $5.8 million due primarily to declines in the variable interest rates on our outstanding indebtedness and declines in the notional amounts of our interest rate swaps. During fiscal year 2009, interest expense decreased $7.2 million as compared to fiscal year 2008 due to lower borrowings under our credit facilities resulting primarily from principal repayments in fiscal year 2008.

Notwithstanding the impact of fluctuations in the value of the U.S. dollar versus the Euro, we expect that our annual interest expense will continue to decrease as we repay outstanding indebtedness and as the notional amounts of our interest rate swaps continue to decline, assuming no additional borrowings, including borrowings to finance any future acquisitions.

Other (income) expense, net

Fiscal Year 2010 vs. Fiscal Year 2009 and Fiscal Year 2009 vs. Fiscal Year 2008. During fiscal year 2010, other (income) expense, net changed from $15.7 million of other income to $4.0 million of other expense, which is primarily due to the $10.6 million gain that we recognized during fiscal year 2009 related to the sale of our foreign currency option, the strengthening of the U.S. dollar which resulted in $7.0 million of foreign currency transaction losses in fiscal year 2010 as compared to $1.2 million of foreign currency transaction gains in fiscal year 2009 and a $1.7 million decrease in interest income due to lower interest rates.

During fiscal year 2009, other (income) expense, net increased $6.1 million due primarily to a $9.8 million increase in the value of our foreign currency option during fiscal year 2009, including the gain recognized upon the sale of the option in November 2008, offset by a decrease in foreign currency transaction gains of $3.6 million.

Income tax provision

Fiscal Year 2010 vs. Fiscal Year 2009 and Fiscal Year 2009 vs. Fiscal Year 2008. During fiscal year 2010, we recorded an income tax provision of $32.2 million, which resulted in an effective tax rate of 25.5%. During fiscal year 2009, we recorded an income tax provision of $26.2 million, which resulted in an effective tax rate of 28.2%. The decrease in the effective tax rate in fiscal year 2010 was primarily attributable to a shift in the jurisdictional mix of taxable income. The decrease in the effective tax rate in fiscal year 2009 was attributable to the establishment of a full valuation allowance against our U.S. net deferred tax assets in fiscal year 2008 which caused an increase in our fiscal year 2008 income tax provision. The effective tax rate is reduced by the benefit attributable to foreign income taxed at lower rates and tax credits generated during the year.

Factors that impact our income tax provision include, but are not limited to, the mix of jurisdictional earnings, establishment of valuation allowances in certain jurisdictions, and varying jurisdictional income tax rates. Changes in tax laws or tax rulings may have a significantly adverse impact on our effective tax rate. There have been several international provisions recently enacted which could impact our effective tax rate and we are in the process of evaluating this impact. In addition, there are several proposals to extend legislation that has recently expired and whether or not these provisions are extended could have a significant impact on our tax rate.

We evaluate the positive and negative evidence in connection with its assessment for a valuation allowance on our U.S. deferred tax assets during each reporting period. As of June 30, 2010 the key objective negative evidence, which is generally difficult to overcome, includes a cumulative U.S. pre-tax book loss over the past three years. Based on preliminary income projections for next year, we contemplate the likelihood that the cumulative three year position may shift into an income position as soon as during the third or fourth quarter of fiscal year 2011. When and if this occurs, it will be positive objective evidence for purposes of determining when and to what extent the U.S. valuation allowance will be released. Other factors will still need to be considered during this evaluation process however a cumulative pre-tax book income position will be significant positive evidence. We will continue to evaluate this area each reporting period.

Liquidity and Capital Resources

Our principal sources of cash have included cash generated from operations, proceeds from our May 2007 initial public offering and our November 2008 secondary public stock offering, and borrowings under our senior secured credit facilities. Our principal uses of cash have included business combinations, debt service, capital expenditures and working capital. We expect that these will remain our principal uses of cash in the future.

In May 2007, we entered into an amended and restated senior secured credit facility, which provides us with the following borrowing commitments: a $50.0 million revolving credit facility, a $230.0 million U.S. term loan and a €280.0 million European term loan. As of June 30, 2010, we had $214.3 million and $312.2 million (€255.8 million) in outstanding loans under the U.S. term loan and European term loan, respectively, with interest rates of 2.3% and 2.5%, respectively. No borrowings were outstanding under the revolving credit facility at June 30, 2010.

In order to mitigate the interest rate risk associated with our term loans, in June 2007, we entered into three U.S. dollar-based interest rate swaps with notional amounts of $50.0 million, $81.0 million ($46.3 million as of June 30, 2010 per the planned reduction in the notional amount over the life of the swap contract), and $75.0 million, each with maturities on June 30, 2011, which require us to pay fixed rates of 5.445%, 5.418%, and 5.445%, respectively. We also entered into three Euro-based interest rate swaps with notional amounts of €69.8 million (€8.3 million as of June 30, 2010 per the planned reduction in the notional amount over the life of the swap contract), €50.0 million (€42.7 million as of June 30, 2010 per the planned reduction in the notional amount over the life of the swap contract), and €60.0 million, each with maturities as late as June 30, 2011, which require us to pay fixed rates of 4.603%, 4.679%, and 4.685%, respectively.

The amended and restated senior secured credit facility contains a leverage ratio, which is applicable only if specified minimum borrowings are outstanding during a quarter. In addition, the amended and restated senior secured credit facility contains covenants restricting us from undertaking specified corporate actions, including asset dispositions, acquisitions, payment of dividends and other specified payments, changes of control, incurrence of indebtedness, creation of liens, making loans and investments and transactions with affiliates.

Pursuant to agreements entered into prior to the CSG Acquisition, the noncontrolling stockholders of certain of our majority-owned subsidiaries have the right to require us to redeem their shares at the then fair market value. For financial statement reporting purposes, the estimated fair market value of these redeemable noncontrolling interests was $81.6 million at June 30, 2010. We do not have any indication that the exercise of these redemption rights is probable within the next twelve months. Further, we do not believe the occurrence of conditions precedent to the exercise of certain of these redemption rights is probable within the next twelve months. If the stockholders exercised their redemption rights, we believe that we have sufficient liquidity to fund such redemptions but such redemptions may require a waiver under our senior secured credit facility. Obtaining such a waiver would be subject to conditions prevalent in the capital markets at that time, and could involve changes to the terms of our senior secured credit facility, including changes that could result in our incurring additional interest expense. If we were not able to obtain such a waiver, we could be in breach of our senior secured credit facility or in breach of our agreements with the noncontrolling stockholders.

The remaining 15% ownership interest in AUTOonline held by the sellers is subject to a put-call option that may be exercised by any party beginning in fiscal year 2013, or earlier under certain circumstances. The redemption value of the option is equal to ten times AUTOonline’s consolidated earnings before interest expense, income tax expense, depreciation and amortization (the “AUTOonline EBITDA”) for the fiscal year ended prior to the exercise date, subject to adjustment under certain circumstances.

As of June 30, 2010 and 2009, we had unrestricted cash and cash equivalents and short-term investments of $240.8 million and $235.4 million, respectively.

We believe that our existing unrestricted cash and cash equivalents, cash flow from operating activities and borrowings under our amended and restated senior credit facility will be sufficient to fund currently anticipated working capital, planned capital spending and debt service requirements for at least the next twelve months. We regularly review acquisition and other strategic opportunities, which may require additional debt or equity financing. We currently do not have any material pending agreements with respect to any acquisition or strategic opportunity. If we raise additional funds by issuing equity securities, further dilution to our then-existing stockholders may result. Additional debt financing may include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any equity or debt financing may contain terms, such as liquidation and other preferences that are not favorable to us or our stockholders.

During each quarter of fiscal year 2010, we paid a cash dividend of $0.0625 per outstanding share of common stock and per outstanding restricted stock unit to stockholders and restricted stock unit holders of record. The aggregate dividend payments were approximately $17.5 million. On July 19, 2010, we announced that our board of directors approved the payment of a quarterly cash dividend of $0.075 per outstanding share of common stock and per outstanding restricted stock unit payable on September 22, 2010 to stockholders and restricted stock unit holders of record at the close of business on September 9, 2010. Any determination to pay dividends in future periods will be at the discretion of our board of directors.

The following summarizes our primary sources and uses of cash in the periods presented:

	Amount Changed from		Fiscal Years Ended June 30,
	2009 to 2010	2008 to 2009	2010	2009	2008
	(in thousands)

Operating activities	$56,879	$10,790	$190,284	$133,405	$122,615
Investing activities	$10,589	$(102,741)	$(111,287)	$(121,876)	$(19,135)
Financing activities	$(101,141)	$128,762	$(28,927)	$72,214	$(56,548)

Operating activities. The $56.9 million increase in cash provided by operating activities during fiscal year 2010 was primarily the result of an increase in net income of $27.5 million and increases in the non-cash adjustments, such as depreciation and amortization, stock-based compensation, deferred income taxes, and the change in fair value of financial instruments, to reconcile net income to cash provided by operating activities, and by the changes in operating assets and liabilities.

Investing activities. The $10.6 million decrease in cash used for investing activities in fiscal year 2010 was principally attributable to the proceeds from the maturities of short-term investments.

Financing activities. The $101.1 million increase in cash used in financing activities was primarily attributable to the $86.0 million in cash proceeds raised during fiscal year 2009 from a secondary public offering of our common stock and cash dividends paid on common shares and participating securities as well as to noncontrolling interests.

Contractual Obligations

The following table reflects our cash contractual obligations as of June 30, 2010:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Long-term debt obligations (1)	$608,346	$33,287	$53,927	$521,132	$—
Contingent purchase consideration (2)	732	366	366	—	—
Purchase obligations	4,407	3,070	966	322	49
Lease obligations (3)	47,034	12,573	18,483	10,393	5,585

Total	$660,519	$49,296	$73,742	$531,847	$5,634

(1)	Represents principal and interest payments for our senior secured credit facilities and the note payable issued in connection with our acquisition of HPI, as well as payments on our interest rate swaps. For purposes of the table above, we calculated the interest payments on our senior secured credit facilities and interest rate swaps assuming that the interest rate in effect on the senior secured credit facilities at June 30, 2010 would remain fixed through maturity.
(2)	Represents the accrued contingent purchase consideration as of June 30, 2010. Contingent future cash payments related to acquisitions completed in fiscal year 2010 are accrued at fair value as of the acquisition date and remeasured at fair value at each reporting date. Contingent future cash payments related to acquisitions completed prior to fiscal year 2010 are accrued once the contingency is resolved and the amounts are due and payable.
(3)	Lease obligations include operating and capital leases and are net of sublease income.

We determined the fair value of future contingent purchase consideration related to acquisitions completed in fiscal year 2010 based on the weighted probabilities of potential future payments. The amount and timing of future payments are based on the achievement of specific targets. The fair values were determined by assessing the probability of each potential outcome using information available through June 30, 2010, including recent financial performance and changes in the market. Accrued contingent purchase consideration as of June 30, 2010 has remained unchanged since the date of acquisition.

In addition to the contractual obligations identified in the preceding table, the noncontrolling owners of certain of our subsidiaries have the right to put their shares to us at a purchase price equal to the then-fair value of the shares. As of June 30, 2010, we estimate that the aggregate fair value of these redeemable noncontrolling interests was approximately $81.6 million. In addition, the 15% ownership interest of AUTOonline not owned by us is subject to a put-call option whereby the redemption value of the option is equal to ten times the AUTOonline EBITDA for the fiscal year ended prior to the exercise date, subject to adjustment under certain circumstances. Except under certain circumstances, the put-call option cannot be exercised until the EBITDA for fiscal year 2012 is determined. The redemption of these noncontrolling interests by these noncontrolling owners is not within our control and the timing is uncertain.

We also have a liability for unrecognized tax benefits of $3.3 million as of June 30, 2010. The timing of the future cash flows related to this liability cannot be practically determined.

Off-Balance Sheet Arrangements and Related Party Transactions

As of June 30, 2010, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Certain noncontrolling stockholders of our international subsidiaries are also commercial purchasers and users of our software and services. Revenue transactions with all of the individual noncontrolling stockholders in the aggregate were less than 10% of our consolidated revenue for the fiscal years ended June 30, 2010, 2009 and 2008, respectively, and aggregate accounts receivable from the noncontrolling stockholders represent less than 10% of consolidated accounts receivable at June 30, 2010 and 2009.

Critical Accounting Policies and Estimates

Our consolidated financial statements included elsewhere in this Annual Report on Form 10-K have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts reported in those financial statements. On an ongoing basis, we evaluate our estimates and judgments. We base our estimates on historical experiences and assumptions which we believe to be reasonable under the circumstances. Those estimates form the basis for our judgments that affect the amounts reported in the financial statements. Actual results could differ materially from our estimates under different assumptions or conditions. Our accounting policies, many of which may be affected by our estimates and assumptions, are more fully described in Note 2 to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K. We believe that the following significant accounting policies and assumptions may involve a higher degree of judgment and complexity than others.

Goodwill and indefinite-lived intangible assets. Goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment annually, or more frequently if impairment indicators arise. Impairment indicators arise when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable, such as a significant downturn in industry or economic trends with a direct impact on the business, an expectation that a reporting unit will be sold or otherwise disposed of for less than the carrying value, loss of key personnel, or a significant decline in the market price of an asset or asset group.

We test goodwill for impairment annually at a reporting unit level using a two-step process. The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, we then perform the second step of the goodwill impairment test to determine the amount of the potential impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

We determine the fair value of our reporting units through an income approach, utilizing a discounted cash flow model, and a market approach, which considers comparable companies and transactions. Under the income approach, the discounted cash flow model determines fair value based on the present value of projected cash flows over a specific projection period and a residual value related to future cash flows beyond the projection period. Both values are discounted to reflect the degree of risk inherent in an investment in the reporting unit and achieving the projected cash flows. A weighted average cost of capital of a market participant is used as the discount rate. The residual value is generally determined by applying a constant terminal growth rate to the estimated net cash flows at the end of the projection period. Alternatively, the present value of the residual value may be determined by applying a market multiple at the end of the projection period.

Under the market approach, fair value is determined based on multiples of revenues and earnings before interest, taxes, depreciation and amortization for each reporting unit. The multiples were determined based on a selection of comparable companies and acquisition transactions, discounted for each reporting unit to reflect the relative size, diversification and risk of the reporting unit in comparison to the indexed companies and transactions.

In our annual goodwill impairment assessment for fiscal year 2010, we concluded that the fair values of the reporting units to which goodwill was assigned exceeded their respective carrying values by between 63% and 343% and, accordingly, we did not identify any goodwill impairment.

We test indefinite-lived intangible assets at the unit of accounting level by making a determination of the fair value of the intangible asset. If the fair value of the intangible asset is less than its carrying value, an impairment loss is recognized in an amount equal to the difference. We also evaluate the remaining useful life of our intangible assets that are not subject to amortization on an annual basis to determine whether events and circumstances continue to support an indefinite useful life. If an intangible asset that is not being amortized is subsequently determined to have a finite useful life, that asset is tested for impairment. After recognition of the impairment, if any, the asset is amortized prospectively over its estimated remaining useful life and accounted for in the same manner as other intangible assets that are subject to amortization.

We primarily determine fair value of our indefinite-lived intangible assets under an income approach that utilizes a discounted cash flow model. In our annual indefinite-lived intangible asset impairment assessment for fiscal year 2010, we concluded that the fair value of our indefinite-lived intangible assets exceeded their respective carrying value and, accordingly, we did not identify any impairment of indefinite-lived intangible assets.

Long-lived assets. We review long-lived assets, including intangible assets with finite lives and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the market price of an asset or asset group, a significant adverse change in the extent or manner in which an asset or asset group is being used, the loss of legal ownership or title to the asset, significant negative industry or economic trends or the presence of other factors that would indicate that the carrying amount of an asset or asset group is not recoverable. We consider a long-lived asset to be impaired if the estimated undiscounted future cash flows resulting from the use of the asset and its eventual disposition are not sufficient to recover the carrying value of the asset. If we deem an asset to be impaired, the amount of the impairment loss represents the excess of the asset’s carrying value compared to its estimated fair value.

Revenue recognition. Revenues are recognized only after services are provided, when persuasive evidence of an arrangement exists, the fee is fixed and determinable, and when collectability is probable. Our multiple element arrangements primarily include a combination of software licenses, hosted database and other services, installation and set-up services, hardware, maintenance services and transaction-based deliverables.

We generate a significant majority of our revenue from subscription-based contracts (where a monthly fee is charged), transaction-based contracts (where a fee per transaction is charged) and subscription-based contracts with additional transaction-based fees (where a monthly fee and a fee per transaction are charged).

Subscription-based and transaction-based contracts generally include the delivery of software, access to software through a hosted service (“Hosted Database”), upfront fees for the implementation and set-up activities necessary for the client to use/access the software (“Implementation Services”) and maintenance. Under a subscription arrangement, delivery of software, we consider access to the Hosted Database and maintenance to be a single element or a combined unit of accounting and recognize related revenues at the end of each month upon the completion of the monthly service. A transaction-based fee represents a payment for the right to use the software, access to the Hosted Database and maintenance. We consider the fee to be fixed and determinable only at the time actual usage occurs, and, accordingly, we recognize revenue at the time of actual usage. The revenue recognition for Implementation Services is described below.

Implementation Services and setup activities are necessary for the client to receive services/software. We defer up-front fees billed during the setup/implementation phase and recognize such revenues on a straight-line basis over the estimated customer life. Recognition of this deferred revenue will commence upon the start of the monthly service. We capitalize setup costs that are direct and incremental to the contract are capitalized and amortized on a straight-line basis over the estimated customer life.

In a limited number of our revenue arrangements, we also provide generic computer equipment as part of the sales arrangement. The computer equipment in this arrangement is considered a non-software deliverable as our software is not essential to the functionality of the generic computer equipment. We account for the sale of generic equipment as a direct finance lease. The related revenue is recognized over the term of the contract using the effective interest rate method. We allocate revenue to the elements of these arrangements on a relative fair value basis using our best estimate of the fair value of the elements. Revenue from leased computer equipment represents approximately 1% of our consolidated revenue.

Revenues are reflected net of customer sales allowances, which are based on both specific identification of certain accounts and a predetermined percentage of revenue based on historical experience.

Stock-Based Compensation. We expense share-based payment awards made to employees and directors, including employee stock options, restricted common shares subject to repurchase and restricted stock units. We estimate the value of stock options as of the date the award was granted using the Black-Scholes option pricing model. The fair value of restricted stock units equals the intrinsic value on the date the award was granted. The Black-Scholes option-pricing model requires the use of certain input variables, as follows:

Expected Volatility. Volatility is a measure of the amount the stock price will fluctuate during the expected life of an award. We determine the expected volatility based on a combination of implied market volatilities, historical volatility of our stock price and other factors.

Risk-Free Interest Rate. Our assumption of the risk-free interest rate is based on the implied yield available on U.S. constant rate treasury securities in effect at the time of the grant with remaining terms equivalent to the respective expected terms of the share-based award.

Expected Dividend Yield. Our assumption of the dividend yield is based on our history and expectation of future dividend payouts and may be subject to substantial change in the future.

Expected Award Life. Because we have a limited history of stock option exercises, we determine the expected award life using the simplified method, which defines the life as the average of the contractual term and the vesting period.

In addition to the variables above, we are also required to estimate at the grant date the likelihood that the award will ultimately vest (the “pre-vesting forfeiture rate”), and revise the estimate, if necessary, in future periods if the actual forfeiture rate differs. We determine the pre-vesting forfeiture rate of an award based on industry and employee turnover data as well as historical pre-vesting forfeitures occurring over the previous year. We recognize additional share-based compensation expense if the actual forfeiture rate is lower than estimated and a recovery of previously recognized share-based compensation expense if the actual forfeiture rate is higher than estimated.

Income taxes. Income tax expenses or benefits are recognized for the amount of taxes payable or refundable for the current year and for deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our consolidated financial statements or tax returns. The measurement of current and deferred tax assets and liabilities are based on provisions of currently enacted tax laws. The effects of future enactments of changes in tax laws or rates are not contemplated.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on our estimate of whether, and the extent to which, additional tax liabilities are more likely than not to be assessed. If we ultimately determine that the obligation is unwarranted, we reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. This may occur for a variety of reasons, such as the expiration of the statute of limitations with respect to a particular tax return or the signing of a final settlement agreement with the respective tax authority. We record an additional charge in our provision for taxes in the period in which we determine that the recorded tax liability is less than we expect the ultimate assessment to be.

As part of the process of preparing consolidated financial statements, we are required to estimate our income taxes and tax contingencies in each of the jurisdictions in which we operate prior to the completion and filing for tax returns for such periods. This process involves estimating actual current tax expense together with assessing temporary differences, or reversing book-tax differences, resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in net deferred tax assets and liabilities. We must then assess the likelihood that the deferred tax assets will be realizable and to the extent we believe that realizability does not meet the more likely than not standard, we must establish a valuation allowance. To the extent we establish a valuation allowance in a period, we must include a tax expense or benefit within the tax provision in the statement of operations unless a current year valuation allowance is allocated to an item of equity. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to adjust our valuation allowances, which could impact our results of operations in the quarter in which such determination is made.

We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. As a result of our analysis of all available evidence as of June 30, 2010, it was concluded that it was not more likely than not that certain of our deferred tax assets, primarily in the U.S., would be realized within their respective carryforward periods and, accordingly, we continue to maintain a valuation allowance against our deferred tax assets in the amount of $68.7 million as of June 30, 2010.

Derivative financial instruments. Derivative financial instruments are used principally in the management of foreign currency and interest rate exposures and are recorded in the consolidated balance sheets at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized as a charge or credit to earnings. If the derivative is designated as a cash flow hedge, the effective portions of the changes in the fair value of the derivative are initially recorded in accumulated other comprehensive income (loss) and are subsequently reclassified into earnings when the hedged transactions occur and affect earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized as a charge or credit to earnings. Derivative instruments not designated as hedges are marked-to-market at the end of each accounting period with the results included in results of operations.

Our derivative financial instruments at June 30, 2010 consisted entirely of interest rate swaps. These interest rate swaps were designated and documented at their inception as cash flow hedges and are evaluated for effectiveness quarterly. The effective portion of the gain or loss on these hedges is reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity and reclassified into earnings when the hedged transaction affects earnings. The ineffective portion of these cash flow hedges is recognized in interest expense.

We estimate the fair value of our interest rate swaps using industry standard valuation techniques to extrapolate future reset rates from period-end yield curves and standard valuation models based on the Black-Scholes option valuation model. Market-based observable inputs including spot and forward rates, volatilities and interest rate curves at observable intervals are used as inputs to the models.

Redeemable noncontrolling interests. Certain of the ownership interests in our consolidated subsidiaries held by noncontrolling owners are considered redeemable outside of our control. Accordingly, we have presented these redeemable noncontrolling interests as a mezzanine item in our consolidated balance sheet.

If redeemable at fair value, the redeemable noncontrolling interests are reported at their fair value with any adjustment of the carrying value to fair value recorded to common shares in stockholders’ equity. We estimate the fair value of our noncontrolling interests through an income approach, utilizing a discounted cash flow model, and a market approach, which considers comparable companies and transactions.

Under the income approach, the discounted cash flow model determines fair value based on the present value of projected cash flows over a specific projection period and a residual value related to future cash flows beyond the projection period. Both values are discounted to reflect the degree of risk inherent in an investment in the reporting unit and achieving the projected cash flows. A weighted average cost of capital of a market participant is used as the discount rate. The residual value is generally determined by applying a constant terminal growth rate to the estimated net cash flows at the end of the projection period. Alternatively, the present value of the residual value may be determined by applying a market multiple at the end of the projection period.

Under the market approach, fair value is determined based on multiples of revenues and earnings before interest, taxes, depreciation and amortization for each reporting unit. The multiples were determined based on a selection of comparable companies and acquisition transactions, discounted for each reporting unit to reflect the relative size, diversification and risk of the reporting unit in comparison to the indexed companies and transactions.

The noncontrolling ownership interest in AUTOonline is redeemable at ten times the AUTOonline EBITDA for the fiscal year ended prior to redemption, subject to adjustment under certain circumstances. Except under certain circumstances, the put-call option cannot be exercised until the EBITDA for fiscal year 2012 is determined. Because the AUTOonline noncontrolling interest is not currently redeemable, we are accreting the carrying value to the redemption value at each reporting period through the earliest redemption date. Accordingly, the carrying value of the AUTOonline noncontrolling interest represents the initial carrying amount, adjusted to reflect the noncontrolling interests’ share of net income and dividends paid, plus periodic accretion. Additionally, if the fair value of the AUTOonline noncontrolling interest were to exceed the redemption value, the excess would be treated as an adjustment to the numerator in our calculation of net income per common share attributable to Solera Holdings, Inc. which would result in a decrease in our net income per share.

Recent Accounting Pronouncements

In September 2009, the FASB reached a consensus on two new pronouncements: Accounting Standards Update (“ASU”) No. 2009-13, Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements, and ASU No. 2009-14, Software (Topic 985)—Certain Revenue Arrangements That Include Software Elements. ASU No. 2009-13 eliminates the requirement that all undelivered elements must have either (i) vendor specific objective evidence (“VSOE”) or (ii) third-party evidence (“TPE”) of stand-alone selling price before an entity can recognize the portion of the consideration that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. The residual method of allocating arrangement consideration has been eliminated. ASU No. 2009-14 modifies the software revenue recognition guidance to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality. These new pronouncements are effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We are currently evaluating the impact that the adoption of these pronouncements will have on our consolidated financial statements.